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                                                                   EXHIBIT 10.6

        This contract is between Eagle River Investments, L.L.C. or its assigns ("Eagle River") and Russell Daggatt ("Daggatt"), and is entered into as of October 31, 1999. Eagle River is a substantial shareholder in Teledesic Corporation ("Teledesic"). Daggatt is an employee of Teledesic. Eagle River and Teledesic are pursuing, at Eagle Rivers' instigation, an opportunity with ICO Global Communications ("ICO"). Daggatt has been charged by Eagle River and Teledesic with heading a joint Eagle River and Teledesic team to investigate the opportunity, to negotiate the terms of a proposed transaction, and ultimately, to consummate such transaction.

        Daggatt owns shares of Common Capital Stock in Teledesic and has options to purchase additional shares of Teledesic stock. In order to provide an incentive to Daggatt to accept and perform with respect to the ICO responsibility, Eagle River has agreed to purchase certain Teledesic shares from Daggatt pursuant to the terms of this Contract.

1.      DAGGATT SHARES

        Daggatt owns the following Shares and options in Teledesic:

        (a) 37,000 shares of Teledesic Common Stock, acquired October 16, 1998.

        (b) 16,000 shares of Teledesic Common Stock, acquired January 19, 1999.

        (c) 947,000 options to purchase shares of Common Stock of Teledesic, currently unexercised, but fully vested and capable of exercise now or at any time through December 31, 2001, subject to continued employment of Daggatt at Teledesic consistent with the terms of the Teledesic Option Plan.

2.      PUT

        Eagle River grants to Daggatt the power to cause Eagle River to purchase shares of Teledesic (in each instance, a "Put"), in accordance with the following vesting schedule. The four tranches of Teledesic common stock subject to the Put (the "Put Shares") are as follows:

        (a) 250,000 shares of Teledesic, which shall vest upon execution of this document.

        (b) 250,000 shares of Teledesic, which shall vest on the day of approval by all courts having jurisdiction over the bankruptcy of ICO, of a Rights Contract described here. The Rights Contract shall be a contract between Eagle River, Teledesic or other affiliates of Eagle River, and ICO, approved no later than

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January 30,2000, whereby Eagle River or affiliates have the right, together with the necessary financing, to inject debt or equity financing into ICO, to permit other investors also to inject debt or equity funding into ICO, and whereby
Eagle River or affiliates have ongoing control of ICO through voting shares, contract or otherwise, such control definition consistent with the definition of "affiliate" for purposes of SEC Rule 144(a).

        (c) 250,000 shares of Teledesic, which shall vest on the day the transaction contemplated by the Rights Contract is closed and fully or partially funded.

        (d) A final 250,000 shares of Teledesic, which shall vest on written notice to Daggatt of a subjective finding by Eagle River that Daggatts' performance in connection with the ICO opportunity has been at the highest level. This section 2(d) shall terminate and be of no further force or effect if Eagle River has not delivered such notice to Daggatt on or before December 31, 2000.

        (e) Daggatt shall be entitled to Put any vested Put tranche at any time following execution of this document, and continuing through January 30, 2001.

3.      CALL

        Daggatt grants to Eagle River the right and power to cause Daggatt to sell the Shares subject to the Put in Section 2 hereof (the "Call"), at any time during the period commencing February 1, 2001, and ending March 31, 2001.

4.      PROCESS

        Each such Put or Call shall be at a price per share of $18.50, and must be irrevocably exercised in a writing delivered to the other party. Certain of the shares subject to this Contract are currently represented by options to acquire shares of Teledesic. Daggatt agrees to timely exercise options to the extent necessary to permit the consummation of the Put/Call arrangements contemplated here.

5.      RESTRICTION ON TRANSFER

        Daggatt may not Transfer or Encumber the Shares, or any interest therein, except as permitted by Eagle River in writing. For purposes of this Agreement, the term "Transfer" means a sale, gift, assignment, conveyance, award, confirmation or other transfer of the Shares, with or without consideration unless otherwise specified, whether voluntarily, involuntarily, or by operation of law, and the term "Encumbrance" or "Encumber" means the voluntary or involuntary creation of any form of pledge or security interest in the Shares or the attachment, sequestration,


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garnishment, foreclosure of judgment or levy of or upon the Shares by any other person, or an attempt by any person to obtain possession of the Shares.

6.      CLOSING

        The closing of any transfer of Shares shall take place at the principal office of Eagle River, or at such other place as the parties may agree, on a date set by Eagle River, which date shall be within one week of an election to buy or sell. At the closing, Daggatt shall deliver to Eagle River the certificate or certificates evidencing the Shares being sold, duly endorsed for transfer, together with such other instruments as may reasonably be required to complete the redemption or transfer in the manner provided in this Agreement.

7.      PAYMENT TERMS

        The purchase price shall be paid on the closing date in immediately available funds.

8.      LEGENDS

        The certificates representing the Shares shall bear the following legend:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TERMS AND CONDITIONS OF CONTRACT, A COPY OF WHICH IS ON FILE WITH THE COMPANY, WHICH AGREEMENT INCLUDES, AMONG OTHER PROVISIONS, RESTRICTIONS ON THE TRANSFER OF THE SHARES."

9.      GOVERNING LAW

        This Agreement shall be executed and entered into in the State of Washington and is to be governed by and interpreted under the laws of that state.

10.     ENTIRE AGREEMENT

        Except as set forth herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no prior or contemporaneous agreement (including any shareholder or buy-sell agreement previously signed between the Company and the Shareholders except a Teledesic right-of-first-refusal, or understanding shall be effective for any purpose. This Agreement may be modified only in writing signed by a duly authorized representative of each of the parties signatory hereto.



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        IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                      EAGLE RIVER INVESTMENTS, L.L.C.


                                      By _______________________________________
                                      Title ____________________________________

                                      RUSSELL DAGGATT


                                      By _______________________________________


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